Exhibit 99
                                                                      ----------

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending March 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Clement B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: April 23, 2003                       /s/ Clement B. Knapp
                                           -------------------------------------
                                           Clement B. Knapp
                                           President and Chief Executive Officer

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the quarterly report of AMB Financial Corporation (the Company) on Form 8-K for the period ending March 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Daniel T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: April 23, 2003                       /s/ Daniel T. Poludniak
                                           -------------------------------------
                                           Daniel T. Poludniak
                                           Vice President, Treasurer and
                                           Chief Financial Officer

FOR MORE INFORMATION                                       FOR IMMEDIATE RELEASE
Contact: Clement B. Knapp, Jr.
         President
         (219) 836-5870

April 23, 2003

        AMB FINANCIAL CORP., DECLARES FIVE-FOR-FOUR SPLIT IN THE FORM OF
                           A 25 PERCENT STOCK DIVIDEND


MUNSTER, INDIANA, April 23, 2003 - (NASDAQ: Small Cap Market: AMFC)-Clement B. Knapp, Jr., President and Chief Executive Officer of AMB Financial Corp., Munster, Indiana, announced today that AMB Financial Corp. has declared a five-for-four split in the form of a 25% stock dividend payable on or about May 29, 2003 to shareholders of record on May 14, 2003. Under the terms of this stock split in the form of a stock dividend, AMB Financial Corp.'s stockholders will receive a dividend of five share(s) for every four share(s) held on the record date. Fractional shares created by the stock dividend will be paid in cash. The dividend will be paid in treasury shares of common stock of the Company.

The pare value of AMB Financial Corp.'s stock will not be affected by the split and will remain at $.01 per share. The Company anticipates that the number of outstanding shares of stock after the split will be increased from approximately 763,563 to approximately 954,453.

Mr. Knapp stated that "the Board of Directors has declared this stock split to increase its market liquidity for the purpose of enhancing the securities' appeal to investors."

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community-oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.

Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
          President
          (219) 836-5870

April 23, 2003

      AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the first quarter ended March 31, 2003 totaled $.41 per diluted share, up 41% from the $.29 per diluted share reported for the quarter ended March 31, 2002. The increase in quarterly earnings per share compared to last year resulted primarily from increased net interest income as well as increased fee income from deposit related services and from purchased accounts receivable, offset by higher non-interest expense. Net income for the current quarter totaled $328,000 compared to $236,000 reported in the year earlier period. Return on average equity and return on average assets were 11.21% and .90% respectively, in the current quarter compared to 7.99% and .67% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended March 31, 2003. The dividend will be payable on May 16, 2003 to the shareholders of record on May 2, 2003.

RESULTS FOR THE QUARTER ENDED MARCH 31, 2003

Net interest income improved 13.8% from a year ago, totaling $1.1 million for the current quarter compared to $998,000 in last year's first quarter. The net interest margin remained relatively stable over the last three month period, but expanded to 3.39% in the current quarter compared to last year's first quarter net interest margin of 3.15%. The margin expansion during the comparable quarters was primarily due to the Company's success in lowering its funding cost as interest rates remained at historically low levels. The Company's cost of interest-bearing liabilities was 3.04% for the quarter compared to 3.23% in the fourth quarter of 2002 and 3.85% for the quarter ended March 31, 2002. The lower funding costs were principally due to the downward repricing of certificate of deposit accounts and the success the Company has had in gathering and retaining low-cost core deposits. Assets yields have also declined. The yield on average interest-earning assets declined by 25 basis points to 6.36% compared to 6.61% for the quarter ended December 31, 2002 and 7.00% in last year's first quarter. The decline was due to lower mortgage interest rates driven by mortgage loan refinance activity over the last twenty-four months. Over the past three months, the average yield on the Company's loan portfolio declined by 19 basis points to 6.88% and by 53 basis points compared to the first quarter of 2002.

Non-interest income increased to $390,000 in the current quarter, compared to $317,000 reported in last year's first quarter. The increase in non-interest income is primarily due to a $33,000 increase in fee income related to the Company's interests in accounts receivables and pools thereof, increases of $28,000 in deposit related fees, primarily ATM surcharge fees, and $22,000 in loan related fees. In the prior year period, the Company incurred a loss on the sale of real estate owned in the amount of $28,000 which did not occur during the current year's period. Offsetting these increases in non-interest was a $54,000 decline in rental income at the Dyer branch office location which was previously leased to a major tenant. The Company is current utilizing a portion of this space to house current lending operations and is in the process of remodeling the remaining space to lease. In addition, the Company also incurred a loss of $22,000 in the current quarter compared to a loss of $26,000 in prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.0 million in the current quarter, compared to $846,000 reported for the quarter ended March 31, 2002. The increase resulted primarily from increased staffing costs during the quarter of $55,000 due to normal compensation and increased benefit costs and to trust preferred securities expense of $65,000, which did not occur in the previous year. In addition, data processing cost increased by $10,000 due to increased transaction activity while other operating expenses increased by $9,000, most notably in increased security costs.

Income tax expense increased to $143,000 in the current quarter from $80,000 in the year ago quarter primarily due to increased income before taxes. The Company's effective tax rate was lowered during both periods due to the recognition of approximately $35,000 in low-income housing tax credits as discussed above.

Non-performing assets increased during the past three months to $1.35 million, or .87% of total assets, compared to $1.2 million, or .79% of total assets at December 31, 2002. At March 31, 2002, non-performing assets totaled $2.0 million, or 1.38% of total assets. The increase in non-performing assets over the last three month period relates to two commercial business loans which became three months delinquent during the quarter. Also included in non-performing assets at March 31, 2003, is a $475,000 non-residential participation loan that remains in the process of foreclosure. Based upon the best available information to date, management has authorized the establishment of a specific reserve against this loan in the amount of $219,000. There is no assurance, however, that future losses on this loan may not occur.

The Company recorded a provision for loan losses of $49,000 during the quarter as compared to $153,000 during the prior year's quarter. The larger provision in the prior year's quarter relates to the lease loan problems encountered in the year ago period. During the quarter, the Bank recorded $1,000 of net loan charge-offs as compared to $7,000 of net loan recoveries in the prior year period. The Bank's general allowance for loan losses was $666,000 at March 31, 2003, which is equal to 62.8% of net non-performing loans and .58% of net loans receivable.

BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $5.2 million to $154.9 million at March 31, 2003 from $149.7 million reported at December 31, 2002. The increase in assets during the three-month period was attributable to increases in cash and interest bearing deposits of $2.3 million, mortgage-backed securities of $1.3 million and net loans receivable of $1.4 million. Loan activity remained strong during the quarter, with loan originations and purchases totaling $13.3 million. Deposit balances increased by $5.1 million in the quarter, totaling $114.4 million at March 31, 2003. Total borrowings were paid down by $1.0 million during the quarter and totaled $20.2 million at March 31, 2003.

As of March 31, 2003, stockholders' equity in AMB Financial Corp. totaled $11.8 million. During the most recent three month period, the Company had repurchased 24,600 shares of stock at an average price of $15.14. The number of common shares outstanding at March 31, 2003 was 765,063 and the book value per common share outstanding was $15.37. This book value represents a $.37 increase from the $15.00 book value reported at December 31, 2002. The Bank's tangible, core and risk-based capital percentages of 7.60%, 7.60% and 13.80%, respectively, at March 31, 2003 exceeded all regulatory requirements by a significant margin.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic conditions, including prevailing real estate values, (iv) higher than anticipated operating expense, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the Bank or Company.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                            Mar. 31     Dec. 31
                                                              2003        2002
                                                            -------     -------
                                                         (Unaudited)

Total assets                                                154,916     149,672
Loans receivable, net                                       115,751     114,318
Mortgage-backed securities                                    3,910       2,643
Investment securities and interest bearing deposits          18,525      16,458
Deposits                                                    114,419     109,331
Borrowed money                                               19,297      20,297
Guranteed preferred beneficial interest in junior
  subordinated debentures                                     5,000       5,000
Stockholders' equity                                         11,757      11,846


                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                             Three Months Ended
                                                                  March 31
                                                              2003        2002
                                                            -------     -------

Total interest income                                       $ 2,134     $ 2,219
Total interest expense                                          997       1,221
                                                            -------     -------
 Net interest income                                          1,137         998
Provision for loan losses                                        49         153
                                                            -------     -------
 Net interest income after provision for
 loan losses                                                  1,088         845
                                                            -------     -------
Non-interest income:
 Fees and service charges                                       296         213
 Rental Income                                                   21          75
 Gains on trading securities                                     42          33
 Loss from investment in joint venture                          (22)        (26)
 Loss on sale of real estate owned                             --           (28)
 Increase in cash surrender value of life insurance              41          38
 Other operating income                                          12          12
                                                            -------     -------
 Total non-interest income:                                     390         317
                                                            -------     -------
Non-interest expense:
 Staffing cost                                                  466         411
 Occupancy and equipment costs                                  117         114
 Data processing                                                124         114
 Professional fees                                               52          37
 Capital trust securities                                        65        --
 Other                                                          183         170
                                                            -------     -------
  Total non-interest expense                                  1,007         846
                                                            -------     -------
Net income before income taxes                                  471         316
                                                            -------     -------
Provision for federal & state income taxes                      143          80
                                                            -------     -------
Net income                                                      328         236
                                                            =======     =======

Earnings per share
  Basic                                                     $  0.45     $  0.29
  Diluted                                                   $  0.41     $  0.29

                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                             Three Months Ended
                                                                  March 31
                                                              2003        2002
                                                            -------     -------
PERFORMANCE RATIOS:
-------------------
Return on average assets                                       0.90%       0.67%
Return on average equity                                      11.21        7.99
Interest rate spread information:
 Average during period                                         3.32        3.15
 End of period                                                 2.96        2.88
Net interest margin                                            3.39        3.15
Efficiency ratio                                              65.94       64.30
Ratio of operating expense to average total assets             2.75        2.41
Ratio of average interest earning assets to average
 interest-bearing liabilities:                                 1.02x       1.00x
Weighted average common shares outstanding:
  Basic                                                     734,150     807,102
  Duluted                                                   798,005     829,008


                                                               At          At
                                                            Mar. 31     Dec. 31
                                                              2003        2002
                                                            -------     -------
QUALITY RATIOS:                                           (Unaudited)
---------------
Non-performing assets to total assets at end of
 period                                                        0.87%       0.79%
Allowance for loan losses to non-performing
 loans                                                        69.18       78.24
Allowance for loan losses to loans receivable, net             0.76        0.73


CAPITAL RATIOS:
---------------
Equity to total assets at end of period                        7.59        7.91
Average equity to average assets                               7.99        8.33


OTHER DATA:
-----------
Number of full service offices                                    3           3